Exhibit 12.1

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

Year Ended December 31, 2009

(in thousands)

Net income from continuing operations	$240,691
Less: equity income from investees	891
Plus: distributed income of equity investees	1,661
Income taxes	151,224
Fixed charges (including securitization certificates)	84,824
Total	$477,509

Interest expense	$77,497
Interest component of rentals (estimated as one-third of rental expense)	7,327
Total	$84,824

Ratio of earnings to fixed charges	5.63

Exhibit 12.2

NSTAR Electric Company

Computation of Ratio of Earnings to Fixed Charges

and Preferred Stock Dividend Requirements

Year Ended December 31, 2009

(in thousands)

Net income from continuing operations (before preferred stock dividend)	$240,691
Less: equity income from investees	891
Plus: distributed income of equity investees	1,661
Income taxes	151,224
Fixed charges (including securitization certificates)	84,824
Total	$477,509

Interest expense	$77,497
Interest component of rentals (estimated as one-third of rental expense)	7,327
Subtotal	84,824
Preferred stock dividend requirements	3,191
Total	$88,015

Ratio of earnings to fixed charges and preferred stock dividend requirements	5.43